Exhibit 10.18

JACKSON NATIONAL LIFE INSURANCE COMPANY

Axel Andre

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March 26, 2021

Re: Separation Agreement

Dear Axel:

This separation agreement (this “Agreement”) confirms that February 10, 2021 (the “Separation Date”), was the last day of your employment with Jackson National Life Insurance Company, a Michigan corporation (the “Company”), and the Company’s affiliates and memorializes the terms and conditions of your separation from service with the Company. In consideration of the mutual promises and covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby mutually agree as follows:

1.

No Further Authority. Effective as of the termination of your employment with the Company, you shall no longer have access to the Company’s offices, facilities, servers, or e-mail. Except as otherwise specifically authorized in writing by the Company, you shall have no authority or power to, and shall not represent to third parties that you have the authority or power to, (i) bind the Company with respect to third parties, (ii) act for any entity or client of the Company, (iii) give instructions or orders on behalf of the Company, or (iv) make any decisions or commitments for or on behalf of the Company.

2.	Non-Disclosure of Confidential Information; Retention of Property.

a)

You hereby represent that, from and after the Separation Date, you shall maintain in confidence and shall not directly, indirectly, or otherwise, use, disseminate, disclose, or publish, or use for your benefit or the benefit of any person or entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, protocols, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees, or other terms of employment (“Confidential Information”), or deliver to any person or entity any document, record, notebook, computer program, or similar repository of or containing any such Confidential Information. You may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

b)

You hereby represent that, promptly and in any event no later than seven (7) days following the Separation Date, you shall have delivered to the Company any and all of the Company’s property that was in your possession, custody, or control, including, but not limited to, all computers, handheld electronic devices, cellular telephones, corporate credit cards, corporate telephone calling cards, keys, cardkeys, building passes, security access cards, computer disks, computer software, computer passwords, deal documents, legal documents, and any other documents of a confidential nature (collectively, “Company Property”) that you may have possessed at any time during your employment with the Company.

c)

You hereby represent that you shall not, directly or indirectly, except as expressly consented to in advance by the Company, knowingly use, remove from the Company’s premises, divulge, disclose, confirm, transmit, reproduce, convey, summarize, quote, share, obtain, view, access, or make accessible, publicly or privately, to or for any other person or entity, any Company Property, unless compelled by process of law or regulatory process.

3.

Severance. In consideration for the commitments, waivers, representations, warranties, covenants, and agreements made by you herein, the Company hereby agrees to pay or provide to you the following amounts or benefits:

Severance Component	Aggregate Gross Amount	Payment Terms
Salary (at rate in effect on the Separation Date) for 6 months	$300,000	Payable in a cash lump sum as soon as administratively practicable (but not later than the second Company payroll date) following the occurrence of the Release Effective Date

2020 Annual Bonus (the guaranteed portion of the value under the Company’s annual bonus plan (Directors’ and Officers’ Bonus Pool) under your December 12, 2019 offer letter from the Company (the “Offer Letter”))	$1,773,900	Already paid

Vested “buy-out” awards (restricted stock awards under the Prudential Restricted Stock Plan 2015 (“RSP”) granted pursuant to your Offer Letter in respect of potential loss of equity awards at your previous employer)	$1,475,628	Payable in a cash lump sum as soon as administratively practicable (but not later than the second Company payroll date) following the occurrence of the Release Effective Date, in lieu of 35,134 ADRs

A cash supplement to subsidize COBRA coverage	$7,800	Payable in a cash lump sum as soon as practicable following the Separation Date, subject to occurrence of Release Effective Date

2021 Annual Bonus, pro-rated through the Separation Date, pursuant to the Offer Letter (determined based on 2020 target bonus)	$192,200

Payable in a cash lump sum at the time the Company pays fiscal year 2021 bonuses to other employees generally (March 2022), subject to occurrence of Release Effective Date, and subject to any previous election by you to defer any portion of the 2021 annual bonus under the terms of any deferral plan of the Company or its affiliates

2020 Prudential PLC Long-Term Incentive Plan (“PLTIP”) awards (valued at target)	$443,100	Payable in a cash lump sum in January 2022, subject to occurrence of Release Effective Date

Unvested “buy-out” awards	$546,210	Payable in a cash lump sum as soon as administratively practicable (but not later than the second Company payroll date) following the occurrence of the Release Effective Date, in lieu of 13,005 ADRs

You hereby agree that the amounts and benefits set forth in this Paragraph 3 (collectively, the “Severance Benefits”) constitute your only entitlements from the Company in connection with your separation from service, and all amounts are subject to all required tax and other withholdings. Notwithstanding the foregoing, you shall remain entitled to any vested accrued rights under the Company’s benefit plans pursuant to the terms of those plans (other than any severance plan, program, or policy). For the avoidance of doubt, (x) you shall not be entitled to any bonus or grants under the PLTIP in relation to the 2021 financial year of the Company and no sums shall be payable to due to you in respect thereof, and (y) the cash portion of your so-called “Project Scott” award shall lapse on the Separation Date. Except as specifically provided in the chart above, all awards under the PLTIP and the RSP (including the RSP portion of the Project Scott award) shall be cancelled as of your Separation Date. The RSP awards, and the payment whose value is based on the former PLTIP award, pursuant to this Paragraph 3 as identified above, shall continue to be subject to the original malus and clawback provisions under the rules of the PLTIP and RSP. The payments made pursuant to this Agreement are intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable regulations and guidance thereunder (“Section 409A”), and this Agreement shall be construed accordingly. In no event whatsoever will the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A. Each payment made under this Agreement shall be treated as a separate payment for purposes of Section 409A.

4.

Non-Solicitation and Non-Interference with Business Relations. In consideration for the Severance Benefits set forth in Paragraph 3, you agree that you will not, without the Company’s prior express written authorization, for a period of six (6) months following the Separation Date, directly or indirectly through any third party (including, without limitation, through a fund, partnership, corporation, or similar entity):

a.

hire, solicit, recruit, or induce (or attempt to hire, solicit, recruit, or induce) any person (x) while he or she is an employee, partner, or member of the Company or any of its affiliates or (y) who was an employee, partner, or member of the Company or any of its affiliates within the twelve (12) months preceding the date of such hiring, solicitation, recruitment, or inducement (collectively “Off-Limits Employees”);

b.

assist, directly or indirectly, in hiring, soliciting, recruiting, or inducing any Off-Limits Employees for yourself or any other individual or entity (including, without limiting the generality of the foregoing, by suggesting to any such individual or entity or to any of their respective agents potential employment opportunities for, or candidacy of, any Off-Limits Employees);

c.	encourage any Off-Limits Employee to terminate his or her employment, partnership, or membership with the Company or any of its affiliates;

d.

solicit, induce, or assist another individual or entity in soliciting or inducing any of the Company’s current, former, or prospective clients (individually or collectively, “Clients”) or interfering with the Company’s business relationship with any such Client; provided, however, that it shall not be a breach of this clause (d) if, on behalf of a subsequent employer, (i) you participate in ordinary-course reporting, such as an investor presentation on an investment, to any group of investors that includes a Client or (ii) you engage with Clients who were pre-existing clients of your employer prior to your commencing employment, other than for the purpose of interfering with the Company’s business relationship with any such Client; or

e.

solicit, induce, or assist another individual or entity in soliciting or inducing any person or entity that was, within the twelve (12) months preceding or following such solicitation or inducement, a member of the Company’s networks of directors, experts, advisors, or service providers whose services directly support activities related to the Company’s business (collectively “Off-Limits Third Parties”); provided, however, that you may utilize the services of any of the Off-Limits Third Parties that is (x) a law firm, (y) an investment bank, or (z) any other Off-Limits Third Party that has a pre-existing business relationship with a subsequent employer to the extent that (A) those services are available to persons other than the Company, (B) your utilization of those services does not prevent, diminish, or otherwise interfere with the Company’s utilization of those services, and (C) in utilizing those services, you do not violate any of your other commitments and obligations to the Company.

In addition, you agree that, during your employment with the Company and for a period of three (3) months after the date hereof (the “Restriction Period”), you shall not, either directly or indirectly within the Geographic Area, (i) engage in the Business for your own account; (ii) render any services or give advice related to the Business to or for any individual or corporation, association, partnership, limited liability company, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof (each, a “Person”) that is engaged or is about to become engaged in the Business; (iii) assist any other Person to engage in any activities competitive with the Business; or (iv) become, directly or indirectly (and whether or not for compensation), a stockholder, partner, member, manager, employee, contractor, agent, or consultant of (or establish any other similar affiliation, relationship or capacity with) any Person that is engaged or is about to become engaged in the Business, other than passive ownership as a portfolio investment (with no director designation rights or other special governance rights) of no more than one percent of the outstanding equity securities of any corporation listed on a national securities exchange.

As used herein, the term “Business” means the business of the Company, Prudential plc, a company registered in England and Wales with company number 01397169, and any of their respective subsidiaries and affiliates (the “Company Group”); provided, that the definition of Business may be amended from time to time to reflect acquisitions by, and other changes in, the operations of the Company Group occurring after the date hereof, and any additional businesses in which the Company Group is engaged on the date of your termination of employment with the Company Group or in which the Company Group plans to be engaged following the date of your termination of employment with the Company. As used herein, the term “Geographic Area” means the United States of America or any other geographic location in which the Company Group is engaged in business.

You further acknowledge and agree that the identities and contact information of Clients, Off-Limits Employees, or Off-Limits Third Parties, (including, for the sake of clarity, prospective clients, or prospective investors) that are not otherwise publicly available in their capacities as such shall constitute Confidential Information and that the sale or unauthorized use or disclosure of this or any other Confidential Information would constitute a breach of your non-disclosure obligations.

5.

Cooperation. You agree to cooperate and use good-faith efforts to make yourself reasonably available to the Company (and its representatives and advisors) in any pending or future governmental or regulatory investigation, inquiry, or request for information, or civil, criminal, or administrative proceeding or arbitration, in each case involving the Company. You agree that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, you shall reasonably respond to all reasonable inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during your employment by the Company, of which matters you have knowledge or information. In addition, you hereby agree that during the period you continue to receive the Severance Benefits, you shall co-operate with the Company to transfer your information or knowledge with respect to your duties and position with the Company to the Company’s employees.

6.

Positions, Offices, and Directorships. As of the Separation Date, you hereby relinquish all offices, directorships, similar positions, and any authority with the Company, any affiliates of the Company, any funds advised by the Company or its affiliates (such funds, collectively, the “Funds”), any limited partner advisory committees of any such Funds, any subsidiaries of such Funds, and any entities in which the Company, its affiliates, or Funds invest.

7.

Employee Release. In consideration of the benefits provided to you pursuant to this Agreement (including the Severance Benefits set forth in Paragraph 3), you hereby release and forever discharge the Company, Prudential plc, and each of their respective parents, subsidiaries, affiliates, and investors, each fund, and each of the above parties’ respective past and present officers, owners, directors, partners, members, shareholders, employees, business partners, agents, portfolio companies predecessors, successors, and assigns (collectively, the “Company Parties”), from any and all claims, causes of action, and liabilities of any nature, including, but not limited to, those claims concerning or arising, directly or indirectly, from your service with the Company or the termination thereof, including, but not limited to, all actions, causes of action, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), in tort, or pursuant to statute, or otherwise (collectively, “Claims”), that you now have, ever have had, or will ever have based on, by reason of, or arising out of any event, occurrence, action, inaction, transaction, or thing of any kind or nature occurring prior to or on the date that you sign this Agreement.

Without limiting the generality of the above, you specifically release and discharge the Company Parties from any and all Claims arising, directly or indirectly, from your affiliation with the Company and its affiliates or any other Company Party or the termination thereof, arising under the Employee Retirement Income Security Act of 1974 (except as to Claims pertaining to vested benefits under the Company’s employee benefit plan(s)), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the National Labor Relations Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Civil Rights Act of 1991, the Equal Pay Act, the Rehabilitation Act, the Americans with Disabilities Act, the New York State Human Rights Law, the New York City Human Rights Law, or the New York Labor Law, or any applicable amendment to any of the foregoing acts and laws, or any other federal, state, local, or non-U.S. law, statute, ordinance, rule, regulation, decision, or order.

The release contained in this Paragraph 7 covers all Claims that have accrued as of the time you execute this Agreement, including both those that you know about and those that you may not know about, and you intend that the release contained herein shall constitute a general release of any and all claims that you may have against the Company Parties to the fullest extent permissible by law, including any rights to participate in, or collect damages in connection with, a collective action brought in respect of any such released claims. The provision of any benefits to you in this Agreement does not signify any admission of wrongdoing or liability by the Company Parties. Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of (i) your rights with respect to payment of amounts under this Agreement (or to bring any claim against the Company alleging a breach of this Agreement and/or seeking damages arising from such alleged breach) or (ii) any Claims that cannot be waived by law, including without limitation the right to bring an administrative charge with, or to participate in an investigation conducted by, or to participate in a proceeding involving, the Equal Employment Opportunity Commission or other comparable state or local administrative agency.

You hereby acknowledge that you have been provided Schedule B to this Agreement, a table that lists the job titles and ages of the positions selected or not selected for participation in the separation program, in compliance with the Older Workers Benefit Protection Act, Title 29, section 1625.22. By executing this Agreement, you understand that you are explicitly releasing all Claims relating to your employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

In addition, and notwithstanding anything to the contrary herein, the above release of claims does not release or affect (i) your right to receive payment of accrued but unpaid base salary through the Separation Date (ii) your rights under the Company’s group health and/or welfare plans, (iii) your vested rights under the Company’s 401(k) plan, and (iv) your rights to indemnification under the Company’s by-laws and/or other corporate agreements and/or under any D&O and/or other insurance policies or Company practices applicable to you or company executives and/or employees. For the avoidance of doubt, the conclusion of your employment with the Company shall not diminish your rights under the foregoing indemnification arrangements, which shall remain in effect in accordance with their terms.

8.

Release Effectiveness. Your release and waiver of Claims hereunder (and the related representations, acknowledgements, and covenants as set forth herein) (the “Release”) shall be effective after the applicable Revocation Period (as defined below) expires without you having revoked such Release (the date of such effectiveness, the “Release Effective Date”).

9.

No Legal Actions. Each party hereto represents that he or it has not filed or caused to be filed any lawsuit, complaint, or charge against the other in any court, any municipal, state, or federal agency, or any other tribunal. To the fullest extent permitted by law, each party hereto agrees that he or it will not sue or file a complaint in any court, or file or pursue a demand for arbitration, pursuing any Claim released under this Agreement, or assist or otherwise participate in any such proceeding; provided that nothing herein precludes either party from providing truthful information to a governmental or regulatory body. Notwithstanding the foregoing, each party agrees to waive his or its right, to the extent that any right exists, to recover monetary damages in connection with any charge, complaint, or lawsuit filed by such party or by anyone else on his or its behalf (whether involving a governmental authority or not); provided that neither party is agreeing to waive, and this Agreement shall not be read as requiring either party to waive, any right to receive an award for information provided to any governmental authority. Each party hereto represents and warrants further that he or it has not assigned or conveyed to any other person or entity any rights vis-à-vis the other party, including any of the Claims released in this Agreement. Each party further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any proceeding made by him or it in violation of this Agreement with respect to Claims released under this Agreement.

10.	Acknowledgements and Commitments in Connection with Separation. You acknowledge and affirm that:

a.

except as explicitly provided under this Agreement, you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and severance to which you may be entitled and that no other such amounts are due to you, including, but not limited to, under any Company plan, program, or policy;

b.	you have no workplace injuries or occupational diseases;

c.	no unasserted claim(s) (whether by you or any other individual or entity) against the Company are currently in existence;

d.	you have not violated any compliance policy adopted and disseminated by the Company during the course of your employment;

e.	you have not violated any law or regulation in connection with your service as a Company employee;

f.

you have not knowingly, nor will you at any time make, any untrue statement or make any negative, disparaging, defamatory, or maligning statement to others (including, but without limitation, via any public media, whether electronically or otherwise, whether in writing or orally, or in any other manner) concerning the Company, Prudential plc or any of their respective officers, directors, members, partners, or employees (collectively, the “Specified Parties”), including, but without limitation, any statement that could reasonably be expected to adversely affect the reputation of any of the Specified Parties or the conduct of its, his, her, or their business, and that you hereby re-affirm your commitment to not make any of the foregoing statements in accordance with the provisions of the Company’s employee handbook. You further agree to cooperate with the Company upon reasonable request in refuting any defamatory remarks made by any third party concerning any of the Specified Parties. Furthermore, you will not, except with the written consent or at the direction of the Company, communicate with any representative of the media concerning any of the Specified Parties other than to confirm your departure from the Company; and

g.

you shall remain bound by, and you agree to comply with, any obligations that survive an employment termination as set forth in any other agreement or employee policy to which you became subject during and in connection with your employment with the Company, including without limitation your continuing obligation to maintain the confidentiality of any Confidential Information (including the terms of this Agreement); and

h.	Nothing in this agreement prohibits truthful testimony.

The Company shall instruct the members of its Executive Committee to not at any time make any untrue statement or make any negative, disparaging, defamatory, or maligning statement to others (including, but without limitation, via any public media, whether electronically or otherwise, whether in writing or orally, or in any other manner) concerning you, including, but without limitation, any statement that could reasonably be expected to adversely affect your reputation.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of, and rules promulgated under, Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 (as amended), or of any other whistleblower protection provisions of federal, state, or local law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in provision (i) of this paragraph.

11.

Opportunity for Review and Acceptance. You shall have forty-five (45) days following your receipt of this Agreement (the “Review Period”) to review and consider the terms and conditions of this Agreement, including the general release and waiver of claims set forth herein. You acknowledge that the modifications pursuant to negotiations subsequent to February 10 do not restart this 45-day period. To accept this Agreement and the terms and conditions contained herein, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to the Company prior to the expiration of the Review Period. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Revocation Period”), during which time you may further review and consider this Agreement and revoke your acceptance of this Agreement by notifying the Company in writing. To be effective, such revocation must be received no later than 5:00 p.m., Eastern Daylight Time, on the last day of the Revocation Period. Provided that this Agreement is timely executed and you have not timely revoked it, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company shall be its effective date. In the event of your failure to timely execute and deliver this Agreement or your subsequent revocation of this Agreement during the Revocation Period, this Agreement will be null and void and of no force or effect, and you will not be entitled to any payments or benefits under this Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall include the Severance Benefits).

12.

Severability. If a final and non-appealable (or not timely appealed) judicial determination is made that any term or provision of this Agreement is deemed invalid, illegal, or unenforceable, all other terms and provisions of this Agreement shall nonetheless remain in full force and effect.

13.

Entire Agreement. It is mutually understood and agreed that this Agreement constitutes the entire understanding between you and the Company relating to the subject matter of this Agreement and supersedes any and all prior oral or written agreements, arrangements, understandings, and writings relating to the subject matter of this Agreement. This Agreement will be binding on the parties’ successors, assigns, heirs, and executors. It may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an amendment to this Agreement.

14.

Third-Party Beneficiaries. Except as expressly provided to the contrary in this Agreement, no third party is intended to be, and no third party shall be deemed to be, a beneficiary of any provision of this Agreement. You agree that all Company Parties shall be express third-party beneficiaries of this Agreement (and the release of Claims contained herein), and shall be permitted to enforce the terms of this Agreement as if they were parties hereto.

15.	Acknowledgements Relating to this Agreement.

a.

By signing this Agreement, you are confirming that you entered into this Agreement knowingly and voluntarily, after having had adequate time to consider it and having discussed it with your chosen legal advisor, if any. You acknowledge and agree that you have had full and ample opportunity to review this Agreement. Furthermore, this Agreement shall be deemed to have been drafted jointly by you and the Company, and the presumption of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should not be applied in this case, and therefore you waive their effects.

b.	Furthermore, by signing this Agreement, you expressly acknowledge that you are receiving consideration sufficient to justify your undertaking the commitments herein.

c.	You acknowledge and agree that the Severance Benefits that you will receive in connection with this Agreement constitute consideration for your release and waiver of Claims included in this Agreement.

16.	Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

17.

Jurisdiction and Disputes. The parties hereby consent to jurisdiction in any proceeding relating to or arising out of this Agreement in any court located within the State of Michigan and, if subject matter jurisdiction exists, in the United States District Court for the State of Michigan. The parties submit and consent to the exercise of personal jurisdiction in, and to the venue of, such courts in the State of Michigan which jurisdiction is exclusive. In addition, in any dispute concerning or relating to this Agreement, the prevailing party will be entitled to recover all reasonable attorneys’ fees and costs incurred from the non-prevailing party. Notwithstanding anything to the contrary herein, before any litigation or other action may be brought pursuant to this Agreement, the party alleging a breach must, within thirty (30) calendar days following such alleged breach, provide written notice to the alleged breaching party of the basis for the claim of alleged breach and afford such party thirty (30) calendar days to cure and/or remedy such breach, and the parties will seek to resolve in good faith any alleged breach of this Agreement before filing any claim alleging a breach under this Agreement.

18.	Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF

ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, OR IN EQUITY, OR OTHERWISE.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall collectively constitute a single instrument.

20.

Company Authority. The Company represents and warrants that the Company has as of the date of its execution of this Agreement all requisite power and authority needed for the execution, delivery, and performance of this Agreement and is duly authorized by all necessary corporate action and that the individual executing this Agreement on behalf of the Company is duly authorized to execute and deliver this Agreement on behalf of the Company and its direct and indirect subsidiaries.

———— Remainder of Page Intentionally Blank ————

If the foregoing terms are acceptable to you, then please sign and return to me one copy of this Agreement no later than the last day of the Review Period.

Sincerely,

JACKSON NATIONAL LIFE INSURANCE COMPANY
By:
Name: Julia A. Goatley
Title: EVP, General Counsel

ACCEPTED AND AGREED THIS

31st day of March 2021:

Axel Andre

Schedule A

Schedule A

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